PLAN SUPPORT AGREEMENT

This Plan Support Agreement is made and entered into as of January 12, 2009 by and among (i) Apex Silver Mines Limited (“ASML”), (ii) Apex Silver Mines Corporation (“ASMC”, and together with ASML, the “Debtors”), (iii) Sumitomo Corporation (“Sumitomo”), (iv) the Senior Lenders identified on Schedule I hereto (the “Supporting Senior Lenders”), and (v) the holders of the Subordinated Notes (as defined below) identified on Schedule II hereto (the “Supporting Subordinated Noteholders”). Each of ASML, ASMC, Sumitomo, the Supporting Senior Lenders and the Supporting Subordinated Noteholders is referred to herein as a “Party,” and collectively, as the “Parties.” As used herein, the phrases “this Agreement,” “hereto,” “hereunder,” and phrases of like import shall mean this Plan Support Agreement.

RECITALS

WHEREAS:

A.           Minera San Cristóbal, S.A. (“MSC”), an indirect subsidiary of ASML, is the borrower pursuant to (i) that certain Loan Agreement (as amended, supplemented or restated, the “Commercial Bank Senior Loan Agreement”), dated as of December 1, 2005, with BNP Paribas, Barclays Bank PLC, Australia and New Zealand Banking Group Limited, KfW, Natexis Banques Populaires, Caterpillar Financial Services (UK) Ltd., N M Rothschild & Sons Limited, Export Development Canada, Fortis Capital Corp., Nordkap Bank AG, and RMB International (Dublin) Limited (collectively, the “Commercial Bank Senior Lenders”), and (ii) that certain Senior Loan Agreement (the “CAF Senior Loan Agreement”, and together with the Commercial Bank Senior Loan Agreement, the “Senior Loan Facilities”), dated as of December 1, 2005, with Corporación Andina de Fomento (together with the Commercial Bank Senior Lenders, the “Senior Lenders”);

B.           The aggregate principal amount outstanding under the Senior Loan Facilities is $225,000,000 (the “Senior Loans”), and ASML is the guarantor of 65% of the Senior Loans pursuant to that certain Completion Agreement, dated as of December 1, 2005 (as amended, the “Completion Agreement”), among itself and Barclays Capital, BNP Paribas and JPMorgan Chase Bank, N.A., and ASML has secured its obligations under the Completion Agreement by pledging its equity interests in Apex Luxembourg S.á r.l. (“Apex Luxembourg”) and other assets as collateral pursuant to that certain Sponsor and Pledge Agreement, dated as of December 1, 2005 (as amended, the “Sponsor Pledge Agreement”), among itself and JPMorgan Chase Bank, N.A.;

C.           ASML, through certain of its subsidiaries, Apex Luxembourg and Apex Silver Mines Sweden AB (“Apex Sweden”, and together with Apex Luxembourg, the “Apex MSC Shareholders”), indirectly owns 65% of the equity interests in each of MSC, Apex Silver Finance Ltd. (“Apex Finance”) and Apex Metals Marketing GmbH (“AMM”);

D.           Sumitomo directly owns 35% of the equity interests in Apex Finance, indirectly owns 35% of the equity interests in MSC through its subsidiary SC Minerals Aktiebolag (“SC

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Minerals”), and indirectly owns 35% of the equity interests in AMM through its subsidiary Comercial Metals Blancos AB (“CMB”);

E.            Pursuant to that certain Apex Guaranty, dated as of September 25, 2006, by and among ASML, Sumitomo, Gotlex Lageraktiebolag nr 451 (“New Sweden 1”) and CMB, ASML (i) issued a guaranty in favor of Sumitomo, New Sweden 1 and CMB of all obligations to be performed by certain ASML affiliates under the Transaction Documents (as defined in the Common Security Agreement) and (ii) covenanted to comply with its own obligations under the Financing Documents (as defined in the Common Security Agreement).

F.            Pursuant to that certain Purchase and Sale Agreement, dated as of January 12, 2009, by and among ASML, ASMC, the Apex MSC Shareholders, Sumitomo, SC Minerals and the other signatories thereto (the “Purchase Agreement”), among other things, the Apex MSC Shareholders intend to sell, and a Sumitomo affiliate or affiliates to be designated by Sumitomo, intend(s) to purchase, among other properties, the Apex MSC Shareholders’ equity interests in MSC and AMM and certain other assets identified in the Purchase Agreement, including assets held by ASML and ASMC, in accordance with the terms and conditions of the Purchase Agreement;

G.           In connection with the closing of the Sumitomo Transactions, ASMC, MSC and AMM intend to enter into a Management Services Agreement (the “MSA”) under which ASMC will, among other things, manage the operations of MSC, and as a condition to entering into the MSA, MSC and AMM have required ASML to guarantee the performance of ASMC under the MSA, and ASML has required Sumitomo to enter into a guaranty of the performance of MSC under the MSA (the “Sumitomo Guaranty”);

H.           Pursuant to that certain Fifth Omnibus Amendment Agreement dated as of December 17, 2008 (the “Fifth Omnibus Amendment”) by and among MSC, ASML, the Apex MSC Shareholders, Sumitomo, SC Minerals, BNP Paribas, Barclays Capital, Corporación Andina de Fomento, the other Senior Lenders and the other signatories thereto, Sumitomo purchased, on a pro rata basis from each of the Senior Lenders all of their right, title and interest in certain Senior Loans in the aggregate principal amount of $202.5 million, which amount continues to be held by Sumitomo;

I.             The Supporting Senior Lenders own, in the aggregate, Senior Loans in the principal amount of $22.5 million;

J.            The Supporting Subordinated Noteholders own, or have investment management responsibility for accounts that own, approximately $189,467,000 in principal amount of convertible senior subordinated notes issued by ASML under (i) that Indenture, dated as of March 16, 2004, among ASML and Bank of New York relating to the issuance of the 2.875% Convertible Senior Subordinated Notes due 2024 (the “2.875% Subordinated Notes”), and (ii) that Indenture, dated as of October 15, 2004, among ASML and Bank of New York relating to the issuance of the 4.0% Convertible Senior Subordinated Notes due 2024 (the “4.0%

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Subordinated Notes”, and together with the 2.875% Subordinated Notes, the “Subordinated Notes”);

K.           ASML and ASMC intend to commence a restructuring of their financial obligations through the commencement of jointly administered cases (together, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”);

L.           The Parties have negotiated and agreed upon the principal terms of a consensual joint plan of reorganization for ASML and ASMC, the material terms of which are set forth on the term sheet attached as Exhibit A hereto (the “Plan Term Sheet”) which is incorporated by reference herein as if fully set forth herein (the “Plan”);

M.          The Plan shall provide for, among other things, the approval of the Purchase Agreement, certain proceeds of which shall be utilized to fund distributions under the Plan, capitalize the reorganized Debtors and effectuate the Plan;

N.           To implement the restructuring, ASML and ASMC intend to prepare the Plan which will be consistent in all respects with the terms and conditions set forth in the Plan Term Sheet and a supporting disclosure statement relating to the Plan (the “Disclosure Statement”);

O.           To implement the restructuring, ASML is prepared to enter into the DIP Financing Facility with Sumitomo or one of its affiliates;

P.            Pursuant to the terms of this Agreement (and subject to the Bankruptcy Court’s approval of the Disclosure Statement), (i) Sumitomo is prepared to, or cause its subsidiaries to, vote to accept the Plan, and (ii) the Supporting Senior Lenders are prepared to vote the Senior Lender Claims to accept the Plan, and (iii) and Supporting Subordinated Noteholders are prepared to vote to the Subordinated Note Claims to accept the Plan; and

Q.           In expressing such support and commitment, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law, or the fiduciary duties of ASML, ASMC or any other Party having such duties.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.            Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan Term Sheet.

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2.            ASML and ASMC Obligations. ASML, ASMC, Sumitomo and the Supporting Subordinated Noteholders believe that prompt consummation of the Plan will best facilitate each of ASML’s and ASMC’s business and financial restructuring and is in the best interests of ASML’s and ASMC’s creditors and other parties in interest. Accordingly, ASML and ASMC hereby express their intention to seek approval of the Plan. Without limiting the foregoing, for so long as this Agreement remains in effect, and subject to each of the other Parties fulfilling its respective obligations as provided herein, each of ASML and ASMC agree:

a.            to prepare and promptly file the Plan consistent in all material respects with the Plan Term Sheet and containing such other provisions as the Parties may mutually agree upon;

b.            to use commercially reasonable efforts to obtain Bankruptcy Court approval to enter into the DIP Financing Facility;

c.            to use commercially reasonable efforts to obtain approval of the Disclosure Statement, solicit the requisite votes in favor of, and to obtain confirmation by the Bankruptcy Court of, the Plan;

d.            to use commercially reasonable efforts to support Bankruptcy Court approval of the releases in favor of Sumitomo and its affiliates under the Plan;

e.            not to pursue, propose or support, or encourage the pursuit, proposal or support of, any plan of reorganization for ASML and ASMC that is inconsistent with the Plan; and

f.             to otherwise use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Plan and the transactions contemplated by the Plan, including the consummation of the Purchase Agreement and the MSA at the earliest practicable date in accordance with the deadlines set forth in the Purchase Agreement in all events expressly subject to the exercise (after consultation with outside legal counsel) by ASML and ASMC of their fiduciary duties.

3.            Sumitomo Obligations. For so long as this Agreement remains in effect and has not been terminated in accordance with the terms hereof, and subject to each of the other Parties fulfilling its respective obligations as provided herein, Sumitomo shall and shall cause its subsidiaries to:

a.            timely vote any and all Sumitomo Senior Lender Claims and the Sumitomo General Unsecured Claim to accept the Plan consistent in all material respects with the Plan Term Sheet which Plan shall, among other things, include a release of Sumitomo and its

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affiliates by the Debtors, and holders of Claims against, and interests in, the Debtors as outlined in the Plan Term Sheet, in form and substance reasonably satisfactory to Sumitomo;

b.            take reasonable efforts to support confirmation of the Plan;

c.            not pursue, propose, support, or encourage the pursuit, proposal or support of, any chapter 11 plan or other restructuring or reorganization for, or the liquidation of, ASML (directly or indirectly) that is inconsistent with the Plan;

d.            not, nor encourage any other person or entity to, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Plan;

e.            not commence any proceeding or prosecute, join in, or otherwise support any objection to oppose or object to the Plan;

f.             not take any other action (including, without limitation, initiating any legal proceeding) that is inconsistent with, or that would delay consummation of, the Plan;

g.            waive and release any Sumitomo Senior Lender Claims and the Sumitomo General Unsecured Claim, and any distributions in respect of such Sumitomo Senior Lender Claims and the Sumitomo General Unsecured Claim, on the Effective Date of the Plan that has been accepted by the class of Subordinated Noteholders in the Chapter 11 Case and under which the Sumitomo Transactions are consummated;

h.            waive and release any Sumitomo Senior Lender Claims and the Sumitomo General Unsecured Claim, and any distributions in respect of such Sumitomo Senior Lender Claims and the Sumitomo General Unsecured Claim, against Apex Luxembourg, Apex Sweden, and Apex Finance on the Effective Date of the Plan that has been accepted by the class of Subordinated Noteholders in the Chapter 11 Case and under which the Sumitomo Transactions are consummated;

i.             waive and release any rights to exercise remedies against any collateral of ASML or its affiliates (other than MSC or AMM) as applicable under the Senior Loans, the Common Security Agreement, the Sponsor and Pledge Agreement, the Completion Agreement, any other Financing Document and the Sumitomo Working Capital Facility on the Effective Date of the Plan under which the Sumitomo Transactions are consummated;

j.             execute terminations and releases, in form and substance reasonably satisfactory to ASML, evidencing the termination of all of ASML’s and any ASML affiliate’s (other than MSC’s or AMM’s) obligations under the Financing Documents on the Effective Date of the Plan under which the Sumitomo Transactions are consummated, other than any distributions to be made to Sumitomo under the Plan; and

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k.            forbear from exercising any rights or remedies, as applicable under the Senior Loans, the Common Security Agreement, the Sponsor and Pledge Agreement, the Completion Agreement, any other Financing Document, the Sumitomo Working Capital Facility and applicable non-bankruptcy law in respect of any defaults or events of default thereunder provided, however, that nothing contained herein shall prevent or otherwise limit Sumitomo or its affiliates from (i) accelerating and sending a notice declaring that the Senior Loans have accelerated and are due and payable, making a written demand for payment of the Guaranteed Obligations (as such term is defined in the Completion Agreement) pursuant to the Completion Guaranty or filing and prosecuting the Sumitomo Senior Lender Claims in the Bankruptcy Court in a manner consistent with this Agreement; (ii) now and in the future taking such steps or actions as it or they deem necessary in order to exercise rights and remedies available to Sumitomo under the Senior Loans, the Common Security Agreement, the Sponsor and Pledge Agreement, the Completion Agreement, any other Financing Document, and the Sumitomo Working Capital Facility following the termination of this Agreement; or (iii) taking any and all steps or actions necessary to protect and preserve its or their security interest in any and all collateral pledged to secure the Senior Loans, the Working Capital Facility or DIP Financing Facility, including, without limitation the perfection or continuation of perfection of its or their liens therein.

4.            Supporting Senior Lender Obligations. For so long as this Agreement remains in effect, and subject to each of the other Parties fulfilling its respective obligations as provided herein, each Supporting Senior Lender shall:

a.            timely vote any and all Senior Lender Claims to accept the Plan consistent in all respects with the Plan Term Sheet, provided, however, that such Plan does not contain any provisions that (i) are not customary for transactions of this type and would be adverse to any of the Supporting Senior Lenders, (ii) reserve any right or cause of action of ASML and ASMC or their respective affiliates against the Supporting Senior Lenders following confirmation of the Plan, (iii) impact any Claim or other right of the Supporting Senior Lenders (other than the Senior Lender Claim) in any manner adverse to any of the Supporting Senior Lenders, or (iv) impose any liability of any kind on any Senior Supporting Lender;

b.            not pursue, propose, support, or encourage the pursuit, proposal or support of, any chapter 11 plan or other restructuring or reorganization for, or the liquidation of, ASML (directly or indirectly) that is inconsistent with the Plan;

c.            not, nor encourage any other person or entity to, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Plan;

d.            not commence any proceeding or prosecute, join in, or otherwise support any objection to oppose or object to the Plan;

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e.            not take any other action (including, without limitation, initiating any legal proceeding) that is inconsistent with, or that would delay consummation of, the Plan;

f.             support any motion filed by the Debtors pursuant to section 1121 of the Bankruptcy Code seeking to extend the period during which only the Debtors may solicit acceptances for the Plan;

g.            waive and release any Senior Lender Claims, and any distributions in respect of such Senior Lender Claims, against ASML on the Effective Date of the Plan; provided, that, such Plan has been accepted by the class of Subordinated Noteholders in the Chapter 11 Case;

h.            waive and release any Senior Lender Claims, and any distributions in respect of such Senior Lender Claims, against MSC, Apex Luxembourg, Apex Sweden, Apex Silver Finance and AMM on the Effective Date of the Plan;

i.             waive and release any rights to exercise remedies against any collateral of ASML or its affiliates as applicable under the Senior Loans, the Common Security Agreement, the Sponsor and Pledge Agreement, the Completion Agreement and any other Financing Document on the Effective Date of the Plan;

j.             not object to Sumitomo’s or its any of its affiliates’ purchase of the MSC Shareholders’ equity interests in MSC and AMM under the Purchase Agreement;

k.            not object to the implementation of the DIP Financing Facility, including, without limitation, the administrative expense priority and lien priority provided thereunder;

l.             contemporaneous with Sumitomo’s execution of such terminations and releases contemplated by Section 3.j. of this Agreement, execute terminations and releases, in form and substance reasonably satisfactory to ASML, evidencing the termination of all of ASML’s and any ASML affiliate’s obligations under the Financing Documents on the Effective Date of the Plan, other than any distributions to be made to the Senior Lenders under the Plan; and

m.           forbear from exercising any rights or remedies, as applicable under the Senior Loans, the Common Security Agreement, the Sponsor and Pledge Agreement, the Completion Agreement, any other Financing Document, and applicable non-bankruptcy law in respect of any defaults or events of default thereunder provided, however, that the Supporting Lenders expressly acknowledge and agree that the Fifth Omnibus Agreement remains in full force and effect and enforceable against the Supporting Senior Lenders in accordance with the terms thereof.

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5.            Supporting Subordinated Noteholder Obligations. For so long as this Agreement remains in effect, and subject to each of the other Parties fulfilling their respective obligations as provided herein, each Supporting Subordinated Noteholder shall and shall cause its affiliates within its control to:

a.            timely vote any and all Subordinated Noteholder Claims held by such Supporting Subordinated Noteholder to accept the Plan provided, however, that such Plan does not contain any provisions that (i) reserve any right or cause of action of ASML or its affiliates against the Supporting Subordinated Noteholders following confirmation of the Plan, or (ii) impose any liability of any kind on any Supporting Subordinated Noteholder;

b.            take reasonable efforts to support confirmation of the Plan, including the releases to be furnished to ASML, Sumitomo and their respective affiliates thereunder;

c.            not pursue, propose, support, or encourage the pursuit, proposal or support of, any chapter 11 plan or other restructuring or reorganization for, or the liquidation of, ASML (directly or indirectly) that is inconsistent with the Plan;

d.            not, nor encourage any other person or entity to, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Plan;

e.            not commence any proceeding or prosecute, join in, or otherwise support any objection to oppose or object to the Plan;

f.             not take any other action (including, without limitation, initiating any legal proceeding) that is inconsistent with, or that would delay consummation of, the Plan;

g.            support any motion filed by ASML pursuant to section 1121 of the Bankruptcy Code seeking to extend the period during which only ASML may solicit acceptances for the Plan; provided, however, that any extension to the period during which only ASML may solicit acceptances for the Plan shall not exceed ninety (90) days without the prior written consent of the Supporting Subordinated Noteholders;

h.            not object to the consummation of the transactions contemplated by the Purchase Agreement;

i.             not object to the implementation of the DIP Financing Facility including, without limitation, the administrative expense priority and lien priority provided thereunder; and

j.             not object to, nor support any objection to, nor encourage any other person or entity to object to, any motion by the Debtors seeking approval of the Key Employee Incentive Plan

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provided, however, that nothing contained herein shall prevent or otherwise limit the Supporting Subordinated Noteholders from now and in the future taking such steps or actions as they deem necessary in order to exercise rights and remedies available to the Supporting Subordinated Noteholders under the Indentures governing the Subordinated Notes following the termination of this Agreement.

6.             Acknowledgement.

a.            While the Parties agree herein to support approval of the Plan, this Agreement is not and shall not be deemed to be a solicitation for consent to the Plan in contravention of applicable non-bankruptcy law or section 1125(b) of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, any obligation to vote in favor of the Plan consistent in all material respects with the Plan Term Sheet as set forth above is expressly conditioned on the receipt of the Plan and a copy of the Disclosure Statement which shall have previously been approved by the Bankruptcy Court, after notice and a hearing, as containing adequate information as required by section 1125 of the Bankruptcy Code.

b.            Each Party further acknowledges that no securities of any debtor are being offered or sold hereby and that this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of any debtor.

7.             Limitations on Transfer.

a.            Each of Sumitomo, the Supporting Senior Lenders and the Supporting Subordinated Noteholders shall not, and shall cause any of their affiliates to not, (i) sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose, directly or indirectly, of its right, title or interest in respect of any Claim, in whole or in part, or any interest therein, or (ii) grant any proxies, deposit any of its Claims into a voting trust, or enter into a voting agreement with respect to any of such Claims, in either case unless the transferee agrees in writing at the time of such transfer to be bound by this Agreement in its entirety without revision, and the transferor, within three (3) business days, provides written notice of such transfer to ASML and Sumitomo, together with a copy of the written agreement of the transferee to be bound by this Agreement in its entirety without revision.

b.            Upon compliance with the foregoing, (i) any transferee of a Claim shall be deemed to be a signatory to this Agreement solely to the extent of such transferred rights and obligations, and (ii) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.

c.            Each of Sumitomo, the Supporting Senior Lenders and the Supporting Subordinated Noteholders agrees that it shall not create any subsidiary or affiliate for the sole purpose of acquiring any Claims against or interests in ASML without first causing such subsidiary or affiliate to become a party to this Agreement.

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8.            Condition to each Party’s Obligations. This Agreement shall become effective upon execution by each of the following:

a.	ASML;
b.	ASMC;
c.	Sumitomo;
d.	each Supporting Senior Lender; and
e.	each Supporting Subordinated Noteholder.

9.            Termination Events Applicable to All Parties. This Agreement may be terminated upon the occurrence of any of the following events (each, a “Termination Event”):

a.            By any Party, if any other Party shall have breached any of its material obligations under this Agreement;

b.            By any Terminating Party other than the Debtors, if the Plan has been (i) amended, modified or supplemented such that the Plan is not consistent in all material respects with the Plan Term Sheet, or (ii) withdrawn by the Debtors without the prior written consent of all of the other Parties (unless prior to such withdrawal the Debtors have filed a plan of reorganization that is consistent in all material respects with the Plan Term Sheet);

c.            By any Terminating Party, if the Chapter 11 Case shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or an interim or permanent trustee, a responsible officer or an examiner with powers beyond the duty to investigate and report (as set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed to oversee or operate the Debtors in the Chapter 11 Case (it being understood that the appointment of joint provisional liquidators in the Cayman Proceeding shall not give rise to termination right under this provision), or if any Debtor files a motion seeking any of the foregoing relief;

d.            By any Terminating Party, if any court (including the Bankruptcy Court) shall declare, in a final nonappealable order, this Agreement to be unenforceable;

e.            By any Party, upon entry of an order by the Bankruptcy Court denying confirmation of the Plan;

f.             By any Terminating Party, if the Bankruptcy Court shall have entered an order authorizing any Debtor to reject this Agreement;

g.            By any Party other than the Debtors, if the Debtors publicly announce their intention not to pursue their financial restructuring in accordance with the Plan or Plan Term Sheet, as applicable; and

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h.            By any Terminating Party other than the Debtors, if the Debtors file any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement or the Plan Term Sheet.

10.          Termination Events Applicable to Sumitomo. This Agreement may terminated by Sumitomo upon the occurrence of any of the following events (each, a “Sumitomo Termination Event”):

a.            ASML shall not have filed its chapter 11 bankruptcy petition on or before January 12, 2009;

b.            ASML shall have failed to commence a provisional liquidation in the Cayman Islands immediately following the commencement of the Chapter 11 Case;

c.            ASML shall not have filed the Plan in form and substance reasonably acceptable to Sumitomo or before January 15, 2009;

d.            ASML shall not have filed the Disclosure Statement in form and substance reasonably acceptable to Sumitomo on or before January 20, 2009;

e.            The Bankruptcy Court shall have not approved the Disclosure Statement on or before February 9, 2009;

f.             The Purchase Agreement shall have been terminated in accordance with its terms;

g.            Occurrence of an Event of Default under the DIP Financing Facility; and

h.            the Effective Date of the Plan shall not have occurred on or before March 26, 2009.

11.         Termination of this Agreement.

a.            Upon the occurrence of any of the Termination Events described in paragraphs 9(d), (e), (f), or (g) herein, this Agreement shall terminate automatically and without further notice or action by or to any Party.

b.            Upon the occurrence of any other Termination Event set forth in Section 9, this Agreement shall terminate only upon written notice to the breaching Party from any non-breaching Party and a failure by the breaching Party to remedy such breach within five (5) business days, provided however, that the right to terminate hereunder shall not preclude any non-breaching Party from seeking specific performance or any other remedy available under applicable law for breach of this Agreement.

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c.            Upon the occurrence of any Sumitomo Termination event set forth in Section 10, Sumitomo may terminate this Agreement upon written notice to the other Parties; provided however, that the right to terminate hereunder shall not preclude Sumitomo from seeking specific performance or any other remedy available under applicable law for breach of this Agreement.

d.            Notwithstanding anything to the contrary herein, the Debtors shall not be entitled to terminate this Agreement solely on the basis that the Plan does not include the Board and Governance Provisions set forth in the Plan Term Sheet.

12.          Specific Performance; Damages. This Agreement, including without limitation the Parties’ agreement herein to support confirmation of the Plan, is intended as a binding commitment enforceable in accordance with its terms. Each Party acknowledges and agrees that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain at the time of entering into this Agreement and that breach of this Agreement would result in damages that would be difficult to determine with certainty. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Parties shall each be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for the breach of this Agreement by any Party or its representatives, but shall be in addition to all other remedies available at law or in equity.

13.          Effect of Termination. Upon termination of this Agreement, all obligations hereunder shall terminate and shall be of no further force and effect; provided, however, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; but provided further, that the breach of this Agreement by one or more Parties shall not create any rights or remedies against any non-breaching Party. Except as set forth above in this paragraph, upon such termination, any obligations of the non-breaching Parties set forth in this Agreement shall be null and void ab initio and all claims, causes of action, remedies, defenses, setoffs, rights or other benefits of such non-breaching Parties shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever.

14.          Representations and Warranties. Each of ASML, ASMC, Sumitomo, the Supporting Senior Lenders and the Subordinated Noteholders represents and warrants to each other Party, severally but not jointly (and solely with respect to itself), that the following statements are true, correct and complete as of the date hereof:

a.            Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state or country of its organization, and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and to perform its respective obligations under, this Agreement.

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b.            Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part.

c.            Binding Obligation. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof.

d.            No Conflicts. The execution, delivery and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

15.           Additional Representations.

a.            Each Supporting Senior Lender represents that, as of the date hereof, it (i) is the owner or has investment management responsibility for accounts that own Senior Loans in the principal amount set forth on the schedule provided by such Supporting Senior Lender to counsel for ASML on the date hereof on a confidential basis, and (ii) is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement. Unless required by applicable law or regulation, the Debtors shall not disclose any Supporting Senior Lenders’ holdings of Senior Loans without the prior written consent of such Supporting Senior Lender except to their advisors, agents, attorneys and representatives; and if such announcement or disclosure is so required by law or regulation, the Debtors shall afford the Supporting Senior Lender a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the Debtors’ making such announcement or disclosure. The foregoing shall not prohibit the Debtors’ from disclosing the approximate aggregate holdings of the Supporting Senior Lenders as a group.

b.            Each Supporting Subordinated Noteholder represents that, as of the date hereof, it (i) owns or has investment management responsibility for accounts that own Subordinated Notes in the principal amount set forth on the schedule provided by such Supporting Subordinated Noteholder to counsel for ASML on the date hereof on a confidential basis, and (ii) is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

16.           Additional Obligations of ASML.

a.            So long as this Agreement shall continue to be in full force and effect and has not been terminated or otherwise expired by its terms, ASML shall be obligated to pay the reasonable and documented fees and expenses incurred by Schulte Roth & Zabel LLP as counsel to certain of the Supporting Subordinated Noteholders and the reasonable and

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documented out-of-pocket expenses of the Supporting Subordinated Noteholders (excluding any fees and expenses of any professional engaged by a Supporting Subordinated Noteholder other than Schulte Roth & Zabel LLP), in each case solely to the extent that such fees and expenses are incurred at any time prior to the earlier of such termination or expiration date and the Effective Date.

b.            During the Chapter 11 Case, and so long as this Agreement shall continue to be in full force and effect and has not been terminated or otherwise expired by its terms, ASML shall promptly provide to each of the Supporting Subordinated Noteholders (or counsel to such Supporting Subordinated Noteholder) a copy of the 13-week cash flow budget, and any amendments thereof, provided to Sumitomo or one of its affiliates under the DIP Financing Facility no later than one (1) business days after providing such materials to Sumitomo or its affiliate, as applicable. The Supporting Subordinated Noteholders acknowledge and agree that ASML shall be permitted to pay usual and customary operating expenses for mining, development and exploration projects prior to the Effective Date.

c.            ASML shall use commercially reasonable efforts to obtain entry of an order of the Bankruptcy Court no later than fifteen (15) days after the Petition Date permitting ASML and ASMC to assume the obligations under this Agreement.

17.          Additional Obligation of Sumitomo. Sumitomo shall reimburse the Senior Lenders for the reasonable expenses, fees and costs, including reasonable counsel fees and expenses, incurred by the Senior Lenders leading up to, in connection with, related to and/or during the Chapter 11 Case in accordance with a budget to be submitted to Sumitomo by the Senior Lenders and approved by Sumitomo in advance and no later than five (5) business days after submission and the Senior Lenders shall not be obliged to take any action leading up to, in connection with, related to and/or during the Chapter 11 case or any similar bankruptcy, insolvency, other proceeding or otherwise if Sumitomo does not approve the budget prior to the Senior Lenders taking such action. Sumitomo shall pay the reasonable fees and expenses submitted by Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) within fifteen (15) days of submission of an invoice to Sumitomo’s counsel, provided such fees and expenses are in accordance with the budget approved by Sumitomo. If an invoice is not paid within such period of time, the Senior Lenders shall not be obliged to take any action leading up to, in connection with, related to and/or during the Chapter 11 case or any similar bankruptcy, insolvency, other proceeding or otherwise until such time as Sumitomo pays Milbank’s invoice. In addition to the foregoing, Sumitomo shall have paid all outstanding Milbank invoices submitted in compliance with the budget approved by Sumitomo prior to the Effective Date of the Plan. Notwithstanding the foregoing, Sumitomo shall reimburse the Senior Lenders for the reasonable expenses, fees and costs, including reasonable counsel fees and expenses of Milbank, incurred by the Senior Lenders in connection with the Senior Lenders taking affirmative steps (with the prior approval of Sumitomo) to support the Senior Lender Claims. Sumitomo shall also pay the fees, and reimburse the reasonable out-of-pocket costs incurred by Natixis, New York Branch as posting agent as provided for in the Fifth Omnibus Amendment.

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18.          Good Faith Negotiation. Each of ASMC, AML, Sumitomo and the Supporting Subordinated Noteholders hereby agree to engage in good faith discussions with respect to the drafting of the Plan and Confirmation Order that are consistent in all material respects with the Plan Term Sheet and the Purchase Agreement. In addition, each of the Debtors and the Supporting Subordinated Noteholders agrees to engage in good faith discussions with respect to drafting of the organizational documents for Reorganized Apex that are consistent in all material respects with the Plan Term Sheet.

19.          Further Acquisition of Claims. Subject to applicable securities laws or other applicable law, this Agreement shall not limit, abridge, or otherwise impair, or be construed to preclude, the right of any Supporting Subordinated Noteholders to acquire additional Subordinated Notes; provided, however, that any such additional Subordinated Notes so acquired shall be deemed to be subject to the terms of this Agreement.

20.          Impact of Appointment to Creditors’ Committee. If an official committee of unsecured creditors is appointed by the United States Trustee in the Chapter 11 Case, and if so requested by a Supporting Subordinated Noteholder, the Debtors shall cooperate reasonably with such Supporting Subordinated Noteholder in seeking to become a member of such official committee pursuant to section 1102 of the Bankruptcy Code.

21.          Disclosure of Holdings of Individual Supporting Subordinated Noteholders. Pursuant to a confidentiality agreement, each Supporting Subordinated Noteholder shall disclose to ASML the aggregate principal amount of Subordinated Notes held by such Supporting Subordinated Noteholder and shall promptly inform ASML of any changes with respect to such holdings. Unless required by applicable law or regulation, the Debtors shall not disclose any Supporting Subordinated Noteholder’s holdings of Subordinated Notes without the prior written consent of such Supporting Subordinated Noteholder except to their advisors, agents, attorneys and representatives; and if such announcement or disclosure is so required by law or regulation, the Debtors shall afford the Supporting Subordinated Noteholder a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the Debtors’ making such announcement or disclosure. The foregoing shall not prohibit the Debtors’ from disclosing the approximate aggregate holdings of the Supporting Subordinated Noteholders as a group.

22.          Right to be Heard. Sumitomo, the Supporting Senior Lenders, or the Supporting Subordinated Noteholders may raise and be heard on any issue arising in the Chapter 11 Case so long as such Party has, or is granted by the Bankruptcy Court, the requisite standing and where such effort does not constitute a breach of this Agreement.

23.          Amendment or Waiver. Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended or supplemented unless such modification, waiver, amendment or supplement is in writing and has been signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

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24.          Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

a.            if to ASML or ASMC, to Sean A. O’Neal, Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, fax: 212-225-3999;

b.            if to Sumitomo, to Norman S. Rosenbaum, Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, fax: 212-468-7900;

c.            if to the Supporting Senior Lenders, to Matthew Barr, Milbank Tweed Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, fax: 212-530-5219; and

d.            if to the Supporting Subordinated Noteholders, to Lawrence V. Gelber, Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, fax: 212-593-5955.

25.          Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the Bankruptcy Court. By execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of the Bankruptcy Court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum.

26.          Termination Upon Effective Date of Plan. This Agreement shall terminate automatically without any further required action or notice on the Effective Date of the Plan.

27.          Automatic Stay. The Debtors acknowledge that after the commencement of the Chapter 11 Case, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code.

28.          Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

29.          Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party

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having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

30.          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, transferees, executors, administrators and representatives.

31.          No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

32.          No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in the Chapter 11 Case. If the transactions contemplated by this Agreement or in the Plan are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

33.          No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any party in interest in the Chapter 11 Case, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.

34.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

35.          Representation by Counsel. Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

36.          Entire Agreement. This Agreement, the Plan Term Sheet and the above-described schedules provided to counsel for ASML constitute the entire agreement between the Parties and supersede all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof.

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37.          Several not Joint. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint. Any breach of this Agreement by any Party shall not result in liability for any other non-breaching Party.

[Remainder of page intentionally blank; remaining pages are signature pages]

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IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first above written.

APEX SILVER MINES LIMITED
By:	/s/ Robert P. Vogels Name: Robert P. Vogels Title: Vice President and Controller

APEX SILVER MINES CORPORATION
By:	/s/ Robert P. Vogels Name: Robert P. Vogels Title: Vice President and Controller

Signature Page To Plan Support Agreement

SUMITOMO CORPORATION
By:	/s/ Haruo Matsuzaki Name: Haruo Matsuzaki Title: General Manager, San Cristobal Project Dept.

Signature Page To Plan Support Agreement

BNP PARIBAS
By:	/s/ Jeffrey Stufsky Name: Jeffrey Stufsky Title: Managing Director
By:	/s/ Christophe Bernard Name: Christophe Bernard Title: Director

Signature Page To Plan Support Agreement

BARCLAYS BANK PLC
By:	/s/ Grant Willis Name: Grant Willis Title: Managing Director

Signature Page To Plan Support Agreement

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED
By:	/s/ John W. Wade Name: John W. Wade Title: Deputy General Manager and Head of Operations and Infastructure

Signature Page To Plan Support Agreement

KFW
By:	/s/ Norbert Vay Name: Norbert Vay Title: First Vice President
By:	/s/ Jochen Wahl Name: Jochen Wahl Title: Vice President

Signature Page To Plan Support Agreement

NATIXIS, NEW YORK BRANCH
By:	/s/ Steven Yoon Name: Steven Yoon Title: Director
By:	/s/ Amit Roy Name: Amit Roy Title: Director

Signature Page To Plan Support Agreement

CATERPILLAR FINANCIAL SERVICES (UK) LTD.
By:	/s/ John L. Jones Name: John L. Joens Title: Credit Manager

Signature Page To Plan Support Agreement

N M ROTHSCHILD & SONS LIMITED
By:	/s/ Alan Park Name: Alan Park Title: Managing Director
By:	/s/ Derek McCrone Name: Derek McCrone Title: Director

Signature Page To Plan Support Agreement

EXPORT DEVELOPMENT CANADA
By:	/s/ Michael J. Fortner Name: Michael J. Fortner Title: Manager, Special Risks
By:	/s/ Arturo Polisena Name: Arturo Polisena Title: Risk Policy Manager

Signature Page To Plan Support Agreement

FORTIS CAPITAL CORP.
By:	/s/ Kerri L. Fox Name: Kerri L. Fox Title: Managing Director
By:	/s/ Harry T. Nulvet Name: Harry T. Nulvet Title: Director

Signature Page To Plan Support Agreement

NORDKAP BANK AG
By:	/s/ Stefan Gerig Name: Stefan Gerig Title: CIO
By:	/s/ Simona Kugler Name: Simona Kugler Title: Portfolio Management

Signature Page To Plan Support Agreement

FIRSTRAND (IRELAND) PLC
By:	/s/ Stephen Peters Name: Stephen Peters Title: Authorized Signatory
By:	/s/ Clive Harris Name: Clive Harris Title: Authorized Signatory

Signature Page To Plan Support Agreement

HIGHBRIDGE INTERNATIONAL LLC BY: HIGHBRIDGE CAPITAL MANAGEMENT, LLC, as trading manager
By:	/s/ Mark Vanacore Name: Mark Vanacore Title: Managing Director

Signature Page To Plan Support Agreement

KAMUNTING STREET MASTER FUND, LTD
By:	/s/ Gregor Dannagher Name: Gregor Dannagher Title: Director

Signature Page To Plan Support Agreement

LIBERTY HARBOR MASTER FUND I, L.P.
By:	/s/ Brendon McGovern Name: Brendon McGovern Title: Vice President

Signature Page To Plan Support Agreement

POLYGON GLOBAL OPPORTUNITIES MASTER FUND BY: POLYGON INVESTMENT PARTNERS LP, ITS INVESTMENT MANAGER
By:	/s/ Brandon L. Jones Name: Brandon L. Jones Title: Co-head, Private Investments

Signature Page To Plan Support Agreement

TRISHIELD CAPITAL MANAGEMENT LLC
By:	/s/ Alan J. Buick Jr. Name: Alan J. Buick Jr. Title: Managing Member

Signature Page To Plan Support Agreement

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Michael Carperonis Name: Michael Caperonis Title: Managing Director

Signature Page To Plan Support Agreement

KBC FINANCIAL PRODUCTS, INC.
By:	/s/ Jonathan Sack Name: Jonathan Sack Title: Executive Vice President

Signature Page To Plan Support Agreement

TUGAR CAPITAL MANAGEMENT, L.P.
By:	/s/ Kenneth L. Tananbaum Name: Kenneth L. Tananbaum Title: Chief Investment Officer

Signature Page To Plan Support Agreement

CREDIT SUISSE USA LLC
By:	/s/ Douglas A. D. Teresko Name: Douglas A. D. Teresko Title: Director

Signature Page To Plan Support Agreement

BURLINGAME ASSET MANAGEMENT, LLC
By:	/s/ Blair E. Sanford Name: Blair E. Sanford Title: Managing Member

Signature Page To Plan Support Agreement

QVT FUND LP and QUINTESSENCE FUND L. P. In each case by its general partner, QVT ASSOCIATES GP LLC
By:	/s/ Dan Gold Name: Dan Gold Title: Managing Member

Signature Page To Plan Support Agreement

SCHEDULE I

Supporting Senior Lenders

Australia and New Zealand Banking Group Limited

KfW

Natixis, New York Branch

Caterpillar Financial Services (UK) Ltd.

N M Rothschild & Sons Limited

Export Development Canada

Fortis Capital Corp.

Nordkap Bank AG

FirstRand (Ireland) PLC

BNP Paribas

Barclays Bank PLC

SCHEDULE II

Supporting Subordinated Noteholders

Highbridge International LLC

Kamunting Street Master Fund, LTD

Liberty Harbor Master Fund I, L.P.

Polygon Global Opportunities Master Fund

Trishield Capital Management LLC

Citigroup Global Markets Inc.

KBC Financial Products, Inc.

Tugar Capital Management, L.P.

Credit Suisse USA LLC

Burlingame Asset Management, LLC

QVT Fund LP

Quintessence L.P.

Exhibit A

APEX SILVER MINES LIMITED

TERM SHEET FOR PROPOSED CHAPTER 11 PLAN OF REORGANIZATION

This term sheet (the “Plan Term Sheet”), which is attached to that certain Plan Support Agreement, dated January 12, 2009 (the “Plan Support Agreement”), and is subject to the terms and conditions of the Plan Support Agreement, describes the principal terms of a proposed restructuring of Apex Silver Mines Limited (“ASML”) and Apex Silver Mines Corporation (“ASMC”, and together with ASML, the “Debtors”). Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Plan Support Agreement.

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. SUCH OFFER OR SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

PARTIES:

Debtors

Sumitomo Corporation (“Sumitomo”)

Senior Lenders (as defined below) identified on Schedule I to the Plan Support Agreement (collectively, the “Supporting Senior Lenders”)

Subordinated Noteholders (as defined below) identified on Schedule II to the Plan Support Agreement (collectively, the “Supporting Subordinated Noteholders”)

PLAN OF REORGANIZATION:

No later than January 12, 2009, each of the Debtors shall file with the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) a voluntary petition (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), together with a plan of reorganization (the “Plan”) that incorporates, and is consistent with, the terms of the Plan Support Agreement and this Plan Term Sheet.

The Plan shall address, among other things, ASML’s (i) obligations under that certain Sponsor and Pledge Agreement, dated as of December 1, 2005 (as amended, the “Sponsor Pledge Agreement”), among ASML and JPMorgan Chase Bank, N.A.; (ii) obligations under that certain Completion Agreement, dated as of December 1, 2005 (as amended, the “Completion Agreement”, and together with the Sponsor Pledge Agreement, the “ASML Guarantees”), among ASML, Barclays Capital, BNP Paribas and JPMorgan Chase

Bank, N.A.; (iii) obligations under that certain Indenture, dated as of March 16, 2004, among ASML and Bank of New York relating to the issuance of the 2.875% Convertible Senior Subordinated Notes due 2024 (the “2.875% Subordinated Notes”); (iv) obligations under that certain Indenture, dated as of October 15, 2004, among ASML and Bank of New York relating to the issuance of the 4.0% Convertible Senior Subordinated Notes due 2024 (the “4.0% Subordinated Notes”, and together with the 2.875% Subordinated Notes, the “Subordinated Notes”); (v) other unsecured obligations; and (vi) equity securities including common stock, options, warrants and rights related thereto.

Upon the effective date of the Plan (the “Effective Date”), Reorganized Apex will operate as a holding company for subsidiaries engaged in the business of exploration, development and mining, and managing the San Cristóbal mine.

CAYMAN PROCEEDING:

Promptly after filing the Chapter 11 Case, ASML will commence a provisional liquidation proceeding in the Cayman Islands with respect to ASML (the “Cayman Proceeding”) and seek the appointment of joint provisional liquidators with authority to (i) approve the Plan and ASML’s entry into the transactions contemplated thereunder, including the Sumitomo Transactions, or (ii) concur with the Plan and consent to the Board of Directors of ASML’s decision to enter into and consummate the transactions contemplated under the Plan, including, without limitation, the Purchase Agreement. After the Effective Date, ASML shall seek the appointment of an official liquidator and commence the liquidation and dissolution of ASML pursuant to the Cayman Proceeding.

DEFINITIVE DOCUMENTS:

The transactions described in this Plan Term Sheet are subject in all respects to, among other things, definitive documentation, including:

(i) Execution of the Plan Support Agreement by the Debtors, Sumitomo, each of the Supporting Senior Lenders, and each of the Supporting Subordinated Noteholders that is in form and substance satisfactory to each Party;

(ii) the Purchase Agreement with respect to the Sumitomo Transactions, under which ASML shall, among other things, effectuate the sale to Sumitomo of (a) the equity interests held by Apex Luxembourg S.À. R.L. (“Apex Luxembourg”) and Apex Silver Mines Sweden AB (“Apex Sweden”) in Minera

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San Cristóbal, S.A. (“MSC”) and Apex Metals Marketing GmbH (“AMM”), (b) Apex Luxemberourg’s and Apex Sweden’s subordinated shareholder loans, (c) ASMC’s claims against MSC for deferred management fees, and (d) certain other assets, in exchange for Sumitomo’s payment of a cash purchase price of $27,500,000 (the proceeds of which will be used in part to effect distributions under the Plan and to otherwise implement the Plan), plus other consideration, including reimbursements for prior expenses and the assumption of certain liabilities as set forth in the Purchase Agreement;

(iii) the Management Services Agreement (the “Management Services Agreement”), providing that ASMC will operate the San Cristóbal mine in exchange for a $6,000,000 annual management fee, paid quarterly in advance, plus the potential to earn $1,500,000 in incentive-based compensation;

(iv) the Plan, the Disclosure Statement and the documents to be included in the plan supplement to the Plan; and

(v) the DIP Financing Facility.

TREATMENT OF CLAIMS AND INTERESTS:
DIP Financing Facility Claims

Unclassified; to be paid in full, unless waived and released as provided in the Plan. The estimated amount of DIP Financing Facility Claims is $35,000,000. The DIP Financing Facility Claim shall be paid in full unless the Sumitomo Transactions are consummated, in which case the holder of the DIP Financing Facility Claim shall waive and release such DIP Financing Facility Claim as of the Effective Date of the Plan and the Debtors shall be discharged from any obligations, liabilities or claims thereunder as set forth in the DIP Financing Facility.

Administrative Expense Claims	Unclassified; to be paid in full.
Priority Tax Claims	Unclassified; to be paid in full.
Other Priority Claims	Unimpaired; deemed to accept and not entitled to vote on the Plan.
Other Secured Claims	Unimpaired; deemed to accept and not entitled to vote on the Plan.
Sumitomo Senior Lender Claims	Impaired and entitled to vote on the Plan. The estimated principal amount of Sumitomo Senior Lender Claims is approximately $131,625,000. In full satisfaction and

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discharge of the Sumitomo Senior Lender Claims, each holder of an allowed Sumitomo Senior Lender Claim shall receive a Pro Rata share of the Cash Distribution in exchange for such Sumitomo Senior Lender Claim, which Claim shall rank senior to the Subordinated Note Claims and shall be paid in full, with interest at the applicable rate, prior to the payment of any portion of the Cash Distribution to the class of Subordinated Note Claims; provided, however, that in the event the class of holders of Subordinated Note Claims votes to accept the Plan under which the Sumitomo Transactions are consummated, each holder of the Sumitomo Senior Lender Claim shall waive and release such Sumitomo Senior Lender Claim as of the Effective Date and shall receive no distribution as a result of such Sumitomo Senior Lender Claim and the Debtors shall be discharged from any obligations, liabilities or Claims thereunder.

Senior Lender Claims

Impaired and entitled to vote on the Plan. The estimated principal amount of Senior Lender Claims is approximately $14,625,000. In full satisfaction and discharge of the Senior Lender Claims, each holder of an allowed Senior Lender Claim shall receive a Pro Rata share of the Cash Distribution in exchange for such Senior Lender Claim, which Claim shall rank senior to the Subordinated Note Claims and shall be paid in full, with interest at the applicable rate, prior to the payment of any portion of the Cash Distribution to the class of Subordinated Note Claims; provided, however, that in the event the class of holders of Subordinated Note Claims votes to accept the Plan under which the Sumitomo Transactions are consummated, each holder of the Senior Lender Claim shall waive and release such Senior Lender Claim as of the Effective Date and shall receive no distribution as a result of such Senior Lender Claim and the Debtors shall be discharged from any obligations, liabilities or Claims thereunder.

Subordinated Note Claims

Impaired and entitled to vote on the Plan. The estimated amount of Subordinated Note Claims is approximately $290,000,000. In full satisfaction and discharge of the Subordinated Note Claims, each holder of an allowed Subordinated Note Claim shall receive, (i) in the event that the class of Subordinated Note Claims votes to accept the Plan under which the Sumitomo Transactions are consummated, (a) a Pro Rata share of the Cash Distribution, plus (b) a Pro Rata share of New Common Stock to be issued on or as soon as practicable after, but effective as of, the Effective Date, subject to dilution for any New Common Stock to be issued under the Management Incentive Plan (as

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defined below), or (ii) in the event that the class of Subordinated Note Claims does not vote to accept the Plan, (a) a Pro Rata share of the Subordinated Note Cash Distribution after payment in full of allowed Senior Claims, plus (b) a Pro Rata share of New Common Stock to be issued on or as soon as practicable after, but effective as of, the Effective Date, subject to dilution for any New Common Stock to be issued under the Management Incentive Plan (as defined below) after the Effective Date.

General Unsecured Claims

Impaired and entitled to vote on the Plan. In full satisfaction and discharge of the General Unsecured Claims, each holder of an allowed General Unsecured Claim that is not a Convenience Class Claim shall receive a Pro Rata share of New Common Stock to be issued on or as soon a practicable after, but effective as of, the Effective Date, subject to dilution for any New Common Stock to be issued under the Management Incentive Plan after the Effective Date.

Convenience Class Claims

Impaired and entitled to vote on the Plan. In full satisfaction and discharge of the Convenience Class Claims, each holder of an allowed Convenience Class Claim shall be paid in full in cash on the later of the initial distribution date, or as soon thereafter as is practicable from the date such Convenience Class Claim is allowed under the Plan.

Sumitomo General Unsecured Claim

Impaired and entitled to vote on the Plan. The Sumitomo General Unsecured Claim is unliquidated and has not been estimated. In full satisfaction and discharge of the Sumitomo General Unsecured Claim, each holder of an allowed, and liquidated or estimated, Sumitomo General Unsecured Claim shall receive a Pro Rata share of New Common Stock to be issued on or as soon as practicable after, but effective as of, the Effective Date, subject to dilution for any New Common Stock to be issued under the Management Incentive Plan after the Effective Date; provided, however, that in the event the class of holders of Subordinated Note Claims votes to accept the Plan under which the Sumitomo Transactions are consummated, Sumitomo shall waive and release such Sumitomo General Unsecured Claim as of the Effective Date and shall receive no distribution as a result of such Sumitomo General Unsecured Claim and the Debtors shall be discharged from any obligations, liabilities or Claims thereunder.

Statutory Subordinated Claims	Impaired and deemed to reject the Plan. The holders of allowed Statutory Subordinated Claims shall be impaired and the holders of such Claims shall receive no distributions under the Plan.

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Existing Common Stock	Impaired and deemed to reject the Plan. Holders of existing common stock will receive no distributions under the Plan.
Other Common Equity Interests

Impaired and deemed to reject the Plan. The holders of allowed other common equity interests in ASML, including any options, warrants and rights related to the Debtors’ equity interests, shall be impaired and the holders of such interests shall receive no distributions under the Plan.

CONDITIONS TO CONFIRMATION & EFFECTIVE DATE:

The Plan shall contain various usual and customary conditions precedent to confirmation and to the Effective Date that must be satisfied or waived.

Such conditions to the Effective Date shall include, without limitation, the following:

(i) an order confirming the Plan (the “Confirmation Order”), which Plan and Confirmation Order shall be in form and substance reasonably satisfactory to Sumitomo, the Majority Supporting Senior Lenders and the Majority Supporting Subordinated Noteholders, shall have been entered and shall not have been stayed or modified or vacated on appeal;

(ii) all conditions precedent for the closing of the Sumitomo Transactions shall have occurred (or shall have been waived in accordance thereunder) other than the occurrence of the Effective Date;

(iii) the Effective Date shall have occurred on or prior to March 26, 2009;

(iv) (a) the Grand Court of the Cayman Islands shall have entered order(s) appointing joint provisional liquidators for ASML on terms that empower such joint provisional liquidators to approve the Sumitomo Transactions or to concur with actions taken by ASML’s board of directors to enter into the Sumitomo Transactions, and (b) such joint provisional liquidators shall have granted such approval or concurrence, in writing, as applicable; and

(v) all statutory fees then due to the United States Trustee shall have been paid in full or shall be paid in full pursuant to the Plan.

The Plan shall be deemed to be reasonably satisfactory to each of Sumitomo, the Senior Lenders and the Supporting Subordinated Noteholders if such Party does not object to the Plan prior to or at the hearing on confirmation of the Plan.

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RELEASES & EXCULPATION

In addition to the discharge and release granted to the Debtors and their Related Persons, including Reorganized Apex, under 11 U.S.C. §§ 105 and 1141, the Plan shall provide for certain releases in favor of third parties.

Pursuant to the Plan and Confirmation Order, effective as of the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, the Debtors and the holders of Claims against, or interests in the Debtors and each of their respective Related Persons, will be deemed to completely and forever release, waive, void, extinguish, and discharge each of the Released Parties, from any and all Claims, obligations, damages, demands, debts, rights, suits, causes of action, judgments or liabilities (other than the right to enforce the Debtors’ or Reorganized Apex’s obligations under the Plan, and the contracts, instruments, releases, agreements, and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Case, the Disclosure Statement, the Plan Support Agreement, or the Plan (including, without limitation, the solicitation of votes on the Plan), or the Sumitomo Transactions and that could have been asserted by the Releasing Parties in their individual capacities or on behalf (whether directly or derivatively) of the Debtors, their estates or Reorganized Apex or against any of the Released Parties, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.

In addition, the Debtors and the reorganized Debtors shall completely and forever release, waive, void, extinguish, and discharge each of the Supporting Senior Lenders of any and all claims, obligations, damages, demands, debts, rights, suits, causes of action, judgments or liabilities (other than the right to enforce the Debtors’ or the reorganized Debtors’ rights under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part on

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any act or omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Financing Documents or the Chapter 11 Case.

The Order of the Bankruptcy Court confirming the Plan will permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, damages, demands, debts, rights, suits, causes of action, judgments or liabilities released pursuant to the Plan.

iMPLEMENTATION OF THE PLAN

Prior to the Effective Date, ASML shall form a new subsidiary organized under Delaware law, to serve as the holding company for all of ASML’s existing subsidiaries other than MSC, AMM, Apex Finance and each of their respective subsidiaries. On the Effective Date, following the Sumitomo’s release of the DIP Financing Facility Claims (provided such claims are released) and the closing of the Purchase Agreement, ASML shall transfer to Reorganized Apex all of ASML’s assets, including but not limited to, all cash, cash equivalents, auction rate securities, stock in ASML’s subsidiaries and ASML’s right, title and interest in and to the Purchase Agreement. Reorganized Apex shall assume all of ASML’s obligations under the Purchase Agreement and other documents necessary to effectuate the Sumitomo Transactions. ASMC shall execute or assume the Management Services Agreement. On or as soon as practicable after the Effective Date, ASML will distribute its shares in Reorganized Apex to the Subordinated Noteholders and holders of General Unsecured Claims in accordance with the Plan. Promptly after the Effective Date, ASML shall be liquidated pursuant to the Cayman Proceeding.

REGISTRATION:	Reorganized Apex will use commercially reasonable efforts to have the New Common Stock listed on a national exchange in the United States, Canada, or both.
BOARD REPRESENTATION:

The board of directors of Reorganized Apex shall have five (5) members, including four (4) independent directors and Reorganized Apex’s chief executive officer; provided that if stock in Reorganized Apex is listed on a national securities exchange, the number of directors and/or composition of the board of directors may be revised as required under the applicable rules of the relevant stock exchange. ASML shall select the initial independent directors for Reorganized Apex, which directors shall be reasonably satisfactory to the Supporting Subordinated Noteholders holding a majority of the outstanding principal amount of Subordinated Notes held by the Supporting Subordinated Noteholders in the aggregate.

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The initial term of the board members shall be fourteen (14) months.
POST-EFFECTIVE DATE GOVERNANCE:

Among other things, the articles of incorporation and bylaws for Reorganized Apex shall (i) require unanimous approval of the board of directors, including each independent director, for any actions taken by the board prior to the two-year anniversary of the Effective Date (the “Specified Period”) that would liquidate or sell Reorganized Apex (or any of its material subsidiaries) or sell or transfer all or any substantial part of Reorganized Apex’s assets (or any of its material subsidiaries’ assets), in a single transaction or a series of transactions (collectively, the “Specified Transactions”); (ii) prohibit the payment of dividends (in a single distribution or series of distributions) during the first twelve (12) months after the Effective Date and prohibit the payment of dividends (in a single distribution or series of distributions) in excess of 10% of the unrestricted cash held by Reorganized Apex on the Effective Date during the remaining portion of the Specified Period (the “Dividend Limitation”); and (iii) prohibit any amendments to the number of independent directors and the provisions relating to the Specified Period, the Specified Transactions or the Dividend Limitation without (a) the affirmative unanimous approval of the board of directors, including each independent director, and (b) an affirmative vote of the shareholders representing not less than 75% of the outstanding shares.

During the Specified Period, any action by Reorganized Apex to enter into or consummate a Specified Transaction shall require an affirmative vote of the shareholders representing not less than 75% of the outstanding shares.

The articles of incorporation and the bylaws shall be in form and substance reasonably acceptable to the Majority Supporting Subordinated Noteholders. The Plan shall provide that Reorganized Apex shall enter into such agreements and corporate governance documents to the extent reasonably necessary to implement the terms and conditions of the Plan.

Reorganized APEX'S Senior Management:	The initial officers of Reorganized Apex shall be substantially the same as the officers of the Debtors on the date of the Plan Support Agreement.
MANAGEMENT INCENTIVE PLAN:

The Plan shall provide for a management incentive plan (the “Management Incentive Plan”), which shall include, among other things, an allocation of up to 10% of the fully diluted New Common Stock outstanding on the Effective Date to be

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distributed to management as determined by Reorganized Apex’s board of directors.
Additional Provisions:	The Plan shall contain other provisions customarily found in other similar plans of reorganization.

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DEFINITIONS:

“Administrative Expense Claims” means any Claims for costs and expenses of administration of the Chapter 11 Case that are allowed under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ estates and operating the businesses of the Debtors; (b) compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses allowed by the Bankruptcy Court under section 327, 330, 331, 363, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtors’ estates under section 1930, chapter 123, of title 28, United States Code.

“Apex Finance” means Apex Silver Finance, Ltd.

“Apex Guaranty” means that certain Apex Guaranty, dated as of September 25, 2006, by and between ASML, Sumitomo, Gotlex Lageraktiebolag nr 451 and Comerical Metales Blancos AB.

“Board and Governance Provisions” means the sections of this Plan Term Sheet under the headings “Board Representation”, “Post-Effective Date Governance” and “Management Incentive Plan.”

“Cash Distribution” means cash in the amount of $45,000,000 plus Excess Cash and Remaining Excess Cash, if any.

“Cash Reserves” means any amounts incurred but not yet paid by the Debtors or Reorganized Apex before April 1, 2009, plus any amounts projected to be incurred and paid by the Debtors or Reorganized Apex for Restructuring Expenses on or after April 1, 2009.

“Cash Reserves Release Date” means the date that is 120 days after the Effective Date; provided, however, the Bankruptcy Court may extend such date until 240 days after the Effective Date at the request of the Debtors or Reorganized Apex upon at least twenty (20) days written notice to the Supporting Subordinated Noteholders and the opportunity for a hearing.

“Claims” has the meaning set forth in 11 U.S.C. § 101(5).

“Common Security Agreement” means that certain Common Security Agreement, dated as of December 1, 2005, and as amended, among Minera San Cristóbal, S.A., Apex Finance, Apex Silver Mines Sweden AB, Apex Luxembourg S.A. R.L., Apex Metals Marketing, GmbH, BNP Paribas, Barclays Capital, Comercial Metales Blancos AB, Corporación Andina

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de Fomento, JPMorgan Chase Bank, N.A., SC Minerals Sweden, and the other parties thereto.

“Convenience Class Claim” means a General Unsecured Claim in the aggregate amount of $10,000 or less; provided, however, a holder of an allowed General Unsecured Claim that exceeds $10,000 may elect to be treated as a holder of a Convenience Class, in which case such holders shall receive a cash distribution of $10,000 on the Effective Date and shall waive and release the amount of such General Unsecured Claim in excess of $10,000.

“DIP Financing Facility” means that certain Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of January 12, 2009, by and between ASML and Sumitomo or one of its affiliates.

“Effective Date” means the date of substantial consummation of the Plan, which shall be the first business day upon which all conditions precedent to the effectiveness of the Plan are satisfied or waived in accordance with the Plan.

“Excess Cash” means any cash reflected on Reorganized Apex’s balance sheet as of April 1, 2009 in excess of the sum of $15,000,000 plus any Cash Reserves.

“Financing Documents” has the meaning set forth in the Common Security Agreement.

“General Unsecured Claims” means any Claims that are not DIP Financing Facility Claims, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Sumitomo Senior Lender Claims, Senior Lender Claims, Subordinated Note Claims, Sumitomo General Unsecured Claims or Statutory Subordinated Claims.

“Key Employee Incentive Plan” means that certain cash incentive bonus arrangement approved by ASML’s Compensation Committee on December 3, 2008, providing for cash payments in an aggregate amount not to exceed $650,000 to management and non-management employees of the Debtors upon the satisfaction of certain conditions.

“Majority Supporting Senior Lenders” means Supporting Senior Lenders holding at least two-thirds in principal amount of the Senior Lender Claims held by the Supporting Senior Lenders.

“Majority Supporting Subordinated Noteholders” means Supporting Subordinated Noteholders holding more than 50% in principal amount of the Subordinated Note Claims held by the Supporting Subordinated Noteholders.

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“New Common Stock” means the common stock of Reorganized Apex to be issued on or as soon as practicable after, but effective as of, the Effective Date pursuant to the Plan, which New Common Stock shall be exempt from registration under the securities laws under 11 U.S.C. § 1145.

“Other Priority Claims” means any Claims, other than Administrative Expense Claims or Priority Tax Claims, that are entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

“Other Secured Claims” means any Secured Claims other than Secured Tax Claims, Sumitomo Senior Lender Claims or Senior Lender Claims.

“Petition Date” means the date that ASML and ASMC file their respective voluntary petitions under chapter 11 of the Bankruptcy Code.

“Priority Tax Claims” means any Claims of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code, including Secured Tax Claims.

“Pro Rata” means, (i) in the event that the class of Subordinated Note Claims votes to accept the Plan (a) with respect to the Cash Distribution to a holder of an allowed Subordinated Note Claim, the proportion that such Subordinated Note Claim bears to the aggregate amount of all allowed Subordinated Note Claims, (b) with respect to a distribution of New Common Stock to a holder of an allowed Unsecured Claim other than a Sumitomo General Unsecured Claim, the proportion that such Unsecured Claim bears to the aggregate amount of all allowed Unsecured Claims other than Sumitomo General Unsecured Claims, or (ii) in the event that the class of Subordinated Note Claims does not vote to accept the Plan, (a) with respect to the Cash Distribution to a holder of an allowed Senior Claim, the proportion that such Senior Claim bears to the aggregate amount of all allowed Senior Claims, (b) with respect to the Subordinated Note Cash Distribution to a holder of an allowed Subordinated Note Claim, the proportion that such Subordinated Note Claim bears to the aggregate amount of all Subordinated Note Claims, and (c) with respect to a distribution of New Common Stock to a holder of an allowed Unsecured Claim, the proportion that such Unsecured Claim bears to the aggregate amount of all allowed Unsecured Claims.

“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of January 12, 2009 by and between

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ASML, Apex Luxembourg, Apex Sweden, Sumitomo and the other parties thereto.

“Related Persons” means, with respect to any person, such person’s predecessors, successors, assigns and present and former affiliates (whether by operation of law or otherwise) and each of their respective members, partners, equity-holders, officers, directors, employees, representatives, advisors, attorneys, agents and professionals, in each case acting in such capacity on or any time after the Petition Date, and any person claiming by or through any of them; provided, however, that neither MSC nor Apex Sweden shall be Related Persons of the Debtors on or after the Effective Date.

“Released Parties” means, collectively or individually, (i) the Debtors, (ii) Reorganized Apex, (iii) Sumitomo, and (iv) each of their respective Related Persons.

“Releasing Parties” means, collectively or individually, (i) the Debtors, and (ii) holders of Claims against, or equity interests in, any of the Debtors, including, without limitation, the Senior Lenders and the Subordinated Noteholders.

“Remaining Excess Cash” means any Cash Reserves that are not used by the Debtors or Reorganized Apex prior to the Cash Reserves Release Date.

“Reorganized Apex” means a new corporation to be formed under Delaware law as a holding company for ASML’s subsidiaries other than MSC, AMM, Apex Finance and each of their respective subsidiaries.

“Restructuring Expenses” means any (a) Administrative Expense Claims, and (b) fees, expenses and costs of the Debtors or Reorganized Apex incurred on or after the Effective Date relating to the prosecution of the Cayman Proceeding and the consummation of the Plan and the Sumitomo Transactions, including the liquidation of ASML and the preparation of any financial statements and reports filed with the U.S. Securities and Exchange Commission with respect thereto.

“Secured Claims” means any Claims that are secured by a lien on property in which a Debtor’s estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy

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Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claims” means any Secured Claims which, absent their secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Senior Claims” means the Senior Lender Claims and the Sumitomo Senior Lender Claims.

“Senior Lender Claims” means the Claims of the Senior Lenders arising under, in connection with or relating to the Senior Loans, the Common Security Agreement, the ASML Guarantees or any related documents and agreements.

“Senior Lenders” means, collectively, BNP Paribas, Barclays Bank PLC, Australia and New Zealand Banking Group Limited, KfW, Natexis Banques Populaires, Caterpillar Financial Services (UK) Ltd., N M Rothschild & Sons Limited, Export Development Canada, Fortis Capital Corp., Nordkap Bank AG, RMB International (Dublin) Limited and Corporación Andina de Fomento.

“Senior Loans” means, collectively, that certain (i) Loan Agreement, dated as of December 1, 2005, as amended, with BNP Paribas, Barclays Bank PLC, certain Senior Lenders and (ii) Senior Loan Agreement, dated as of December 1, 2005, as amended, with Corporación Andina de Fomento.

“Statutory Subordinated Claims” means any Claims that are subordinated pursuant to section 510(b) or (c) of the Bankruptcy Code.

“Subordinated Noteholders” means holders of the Subordinated Notes.

“Subordinated Note Cash Distribution” means, in the event that the class of Subordinated Note Claims does not vote to accept the Plan, the Cash Distribution minus any cash distributed to the holders of allowed Senior Claims under the Plan.

“Subordinated Note Claims” means any Claims of a Subordinated Noteholder.

“Sumitomo Senior Lender Claims” means the Claims of Sumitomo arising under, in connection with or relating to the Senior Loans, the Common Security Agreement, the ASML Guarantees or any related documents and agreements.

“Sumitomo General Unsecured Claims” means any Claims of Sumitomo or any of its affiliates against any Debtor or its affiliates (excluding MSC or AMM) or Related Parties that are not Sumitomo Senior Lender Claims, including, without

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affiliates (excluding MSC or AMM) or Related Parties that are not Sumitomo Senior Lender Claims, including, without limitation, any such Claims arising under, in connection with or relating to the Sumitomo Working Capital Facility or the Apex Guaranty.

“Sumitomo Transactions” means those certain transactions as contemplated by that certain Purchase Agreement, including (x) the sale to Sumitomo of (a) the equity interests held by Apex Luxembourg and Apex Sweden in MSC and AMM, (b) Apex Luxembourg’s and Apex Sweden’s subordinated shareholder loans, (c) ASMC’s claims against MSC for deferred management fees, and (d) certain other assets, in exchange for Sumitomo’s payment of a cash purchase price of $27,500,000, plus other consideration, including reimbursements for prior expenses, and the assumption of certain liabilities as set forth in the Purchase Agreement and (y) the Management Services Agreement.

“Sumitomo Working Capital Facility” means that certain Loan Agreement, dated as of August 11, 2008, as amended, by and between MSC and SC Minerals.
“Terminating Party” means the Debtors, Sumitomo, the Majority Supporting Senior Lenders or the Majority Supporting Subordinated Noteholders, as applicable.
“Unsecured Claims” means the Subordinated Note Claims, the General Unsecured Claim and the Sumitomo General Unsecured Claims.

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